Calculation of Filing Fee Tables
S-8
National Healthcare Properties, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	2,877,875	$ 13.235	$ 38,088,675.63	0.0001381	$ 5,260.05
Total Offering Amounts:						$ 38,088,675.63		$ 5,260.05
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,260.05
Offering Note
[1]	1a. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the amount to be registered also includes an indeterminate number of additional shares of the registrant's common stock, $0.01 par value per share ("Common Stock"), that become issuable under the registrant's 2025 Omnibus Incentive Compensation Plan (the "Plan") by reason of any stock dividend, stock split, or other similar transaction that increases the number of outstanding shares of the registrant's Common Stock. 1b. Estimated in accordance with Rule 457(h)(1) under the Securities Act solely for the purpose of calculating the registration fee. 1c. Represents the maximum number of shares of the registrant's Common Stock that may be issued as of May 15, 2026 under the Plan. 1d. The registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources